Exhibit 99.1

RELEASE AGREEMENT

THIS RELEASE AGREEMENT is made this 30th day of March, 2006 (the “Effective Date”), by and between Ahead Investments Limited, a South African corporation (the “Debt Holder”) on the one hand, and Online Gaming Systems, Ltd, a Delaware corporation (the “Company”), on the other hand (together, the “Parties”).

IN CONSIDERATION of the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties agree as follows:

1. Debt Holder has made certain loans to the Company, which loans plus accrued interest thereon remain unpaid (collectively, the “Loans”).

2. The Loans were carried on the books and records of the Company, but never evidenced by promissory notes issued to the Debt Holder.

3. In connection with the sale of shares in the Company the Debt Holder now desires to release and forgive the Loans, including all principal, accrued interest, penalties, charges and any other amounts owed in connection therewith (collectively, the “Other Charges”), and thereby cancel all outstanding amounts owed by the Company to the Debt Holder.

4. The Debt Holder, on behalf of itself and its current and former agents, partners, employees, representatives, attorneys, spouses, and successors and assigns hereby releases the Company and its current and former agents, principals, officers, directors, members, Stockholders, employees, representatives, attorneys, predecessors, affiliates, subsidiaries, divisions, and successors and assigns, of and from any and all manner of obligation, debt, liability, undertaking, or account arising out of, or in connection with, the Loans, and any and all claims or causes of action it had, has or may have, from the beginning of time to the date hereof arising out of, or in connection with, the Loans.

IN WITNESS WHEREOF, the parties hereto have signed and delivered this Agreement effective as of the Effective Date.

Online Gaming Systems, Ltd

By:	/s/ Marcel Golding
Name:	Marcel Golding
Title:	President

Ahead Investments Limited

By:	/s/ Marcel Golding
Name:	Marcel Golding
Title:	President